Exhibit 10.1

May 2, 2023

FINRA

Corporate Actions Group

9509 Key West Avenue

Rockville, MD 20850

by email with cc: FINRA Ombudsman, FINRA Board of Directors, SEC (EDGAR)

FINRA’s Meandering Process to Nowhere

It has now been over one year since our application for a name change to “Himalaya Technologies, Inc.” from “Homeland Resources Ltd.” (OTC: HMLA) filed with FINRA on or around 04-19-2022, and almost two years since I was appointed CEO of the then delinquent reporting entity, at which time we embarked on a journey to nowhere because of the SEC and FINRA. I have tried working with FINRA to no avail and am at the end of my mission for a simple corporate action that will bring closure to our requested name change, as there is much more at stake for our Company. To resolve this matter, I have asked for a call with the Ombudsman’s office, requested a call with senior FINRA staff, emailed for a meeting with FINRA’s Board of Directors, and tried to contact FINRA’s counsel, and have gotten nowhere. Which brings us here.

FINRA Should Read SEC Filings and Analyze Issuers

Since Spring 2022 when we applied for a name change with FINRA, after having spent several months on a Form 10-12G process with the SEC which finally went effective on or around 04-05-2022, we have sent thousands of emails, hundreds of files, and myriad documents and filed over 1,000 pages of information with the SEC under Forms 10-12G, Forms 1A-1A/A1-2-3-4-5-6-7-8, Form 10K, Forms 10-Q, Forms 8-K and 8-K/A, and a Form 1-A-W and Form 1-A-W/A. These filings have been readily available to FINRA’s Corporate Actions Group since our name change application. They have contained many of the answers for which FINRA’s examiners have searched in their analysis of our Company.

Curing Deficiencies and Responding to Requests for Information – Summary of Major Issues

1.	We cured a noted deficiency of our affiliate FOMO CORP. aka FOMO WORLDWIDE, INC. previously using unapproved voting warrants (100 million) to approve a shareholder resolution for our name change, share increase of common, establishment of Series B and C Preferred shares, and allocation of increased Series Preferred A shares on 06-30-2021, by amending the Series A Preferred terms to 1-50 voting/conversion in February 2022 and correcting that date to 06-20-2021 (CERTIFICATE OF CORRECTION TO THE CERTIFICATE OF AMENDMENT TO THE CERTIFICATE OF DESIGNATION). Even though the State of Nevada does not require it, we notarized documents for your files.

2.	We exercised previously approved and issued warrants for similarly voting preferred shares several weeks ago and resolved to apply their votes to the date of warrant grants to FOMO CORP. (now FOMO WORLDWIDE, INC.) 06-22-2021 and 06-28-2021. Even though the State of Nevada does not require it, we notarized documents for your files.

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3.	We redated and notarized Board and Shareholder resolutions to 06-28-2021 to match the date of filing for the shareholder approved action on 06-28-2021, which FINRA challenged multiple times even though it was a clerical error. Further, I am the sole Officer and Board member and control shareholder, so the resolutions essentially are one and the same. Even though the State of Nevada does not require it, we notarized documents for your files.

4.	We provided, with the assistance of former CEO and Director David St. James, every resignation and resolution available or made available by reference through State of Nevada Secretary of State or SEC filings, which are done under penalty of Class C felony in Nevada or a similar federal penalty if false information is filed with the SEC. We also provided a corporate history of 2003 through the present. Some of these documents could not be notarized as they were misplaced, lost, damaged, or unavailable due to the passage of time. FINRA, by doubting and even challenging the completeness of old files with its requiring them for a simple name change, is effectively saying that former management and Board members filed false statements with the Secretary of State of Nevada and the SEC submitting themselves to the possibility of fines and imprisonment, which would be ridiculous and fantastic and has no basis in the facts presented to FINRA.

5.	Though it was not needed, at FINRA’s insatiable requests, we resolved to accept all former management, Board, or affiliate resignations further validating what the company’s Bylaws already stated, to whit, no resolutions are required to accept resignations of officers or Directors. We also ratified all previous appointments whether by resolution or evidenced by filings or other correspondence. Even though the State of Nevada does not require it, we notarized documents for your files.

6.	We cited in writing and by statute clarifying that Nevada corporate law presumes all actions done by the management and Board are assumed to be done in good faith for the interests of the shareholders and that management is presumed to operate under the best information available from team members, service providers, or external or internal information in the best interests of shareholders legally. We signed a notarized affidavit under penalty of perjury attesting to this for your files.

7.	Our Form 10-12G filing, which went effective on or around April 4, 2022, “wipes the slate clean” of the need for documents of years ago, many of which the Company’s former management has asserted are lost, misplaced, damaged, destroyed, deleted, or unavailable due to death of former Directors and management. As of that date, Himalaya Technologies, Inc. was effectively a new issue for all intents and purposes and from a trading perspective. Because of this filing, actions from a decade ago are irrelevant to the Company we call Himalaya Technologies, Inc. today.

8.	In 2022, we sold the oil and gas wells which were the sole interest in Homeland Resources to prepare for a private offering of stock to invest in other businesses. The Company no longer has anything to do with homeland resources or energy. FINRA’s failure and refusal to change our trading name to our legal name is wreaking havoc, causing panic, and inciting chaos in the market for our common stock.

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All of these and other actions, resolutions, filings, communications, or other references were done in good faith, legally, and to memorialize the intent of the original shareholder and Board resolutions, which was to change the name of our Company and to authorize and increase shares so we could build shareholder value and create a platform that can obtain outside investment.

The Company Was in Ruin, and FINRA is Finishing It Off

My office has now spent almost two years and $300,000 attempting to save this little company from predatory greenmailers who attempted to seize control of it in the Nevada Courts for possible bad actor purposes and from default lenders who could have bankrupted it and seized its assets, all this, during some of the worst capital markets in history, which as FINRA should well know, has bankrupted countless small companies. All this work has been done in good faith and at great expense in time and money. Yet FINRA continues to refuse to approve the simplest of corporate actions: that is, changing our trading name to our legal name in the State of Incorporation – Nevada, and as what it is called on the EDGAR system of the SEC, to whom FINRA reports!

Simply put – what is going on at FINRA that makes a simple name change for a tiny OTC company (which was previously interested exclusively in oil wells in Oklahoma) the talk of your offices over there? With our massive documentation, valid and legal notarized statements under penalty of perjury which all support our statements and filings, and accurate information provided to the State of Nevada, the SEC, and FINRA’s Corporate Actions Group, we have far exceeded the hurdle required for any experienced or lay analysis of our Company. We are a legal and valid enterprise with actions conducted in the best interests of its shareholders. Currently, FINRA has no legal basis or justification for denying our simple corporate action; requesting our name change to our legal name, except that, as our counsel says, “because FINRA wants to”.

FINRA Is Projecting

FINRA is projecting its own inadequacies by judging OTC issuers as “guilty of something before proving they are real.” I challenge the very foundation of FINRA itself as having the legal authority, and under the Constitution of the United States, to deny our right to change our name to our legal name in our state of incorporation of Nevada and further, to prevent this management team and shareholder group from building its company in the capital markets. We are incorporated in the State of Nevada and in the United States of America, not in FINRA Land. Besides citing an SEC rule that names FINRA arbiter of corporate actions and brokerage market participants, to whom do you report that supervises your own corporate actions? I’d like to talk to them.

Asking for the Order

I have asked FINRA to approve our name change for several months and countless times since you assigned a “new” examiner to our case. The last examiner told me “we were good to go” only to email me that he would email me, and then he emailed me that he needed more time to email me. The new “senior” examiner, who was copied on the junior’s emails for months, admitted she had not read our correspondence thereby admitting FINRA’s malpractice, and now five months later the outcome is the same as before, which is nothing. We are being stonewalled and now basically ignored after a 12-month series of endless emails, specious requests, and what is now contempt for our business, with FINRA delivering requests piecemeal sometimes at 5pm ET on Friday nights. I’m not going to respond and send FINRA reciprocal correspondence every Saturday any longer. It’s pointless. Another path beckons.

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FINRA Has a Fiduciary Duty to Issuers

FINRA’s “God-like authority” means it has a fiduciary and legal obligation to move corporate actions to their conclusion. Or it should recuse itself from this matter and any other matter it cannot move forward. FINRA’s 12 months of ineffective deliberation, meandering data gathering, and disorganized contemplation, in some cases evidenced by it asking for the same documents thrice or more times and even asking for proof we responded already, shows FINRA Corporate Actions unit may need to be disbanded. FINRA has caused irreparable damage to our Company because of its paralysis by analysis. Its mishandling of our simple corporate action has not only cost our management team substantial career time and the shareholders hundreds of thousands of dollars of expensive money, but the Company has lost acquisitions, had to unwind strategic investments, had auditors and staff quit, had to withdraw a qualified Reg A+ Tier 2 offering for millions of dollars of capital which itself took months and many thousands of dollars to complete, and watched a destruction of our market capitalization to a pittance of $150,000. And we still need to do a 15c2-11 because out of this disastrous two years we lost our market makers. It’s a bitter pill to swallow that we may have actually paid FINRA money for this bad ride.

Demanding the Order

Against this backdrop, we the shareholders, and I as the sole Officer and Director doing my fiduciary duty for those shareholders, hereby demand FINRA immediately approve the previously applied for name change of our Company to “Himalaya Technologies, Inc.” from “Homeland Resources Ltd.” I am currently interviewing law firms and may have no choice but to file a lawsuit against your organization for the irreparable harm it has done to our Company. If and when we do so, we will notify the OTC Market’s many issuers to seek remedies alongside us against FINRA.

As I tell people, “what is right is right, what is wrong is wrong.” Today, everything about FINRA’s Corporate Actions Group is wrong.

I insist FINRA approves changing our name to our name so we may get on with other corporate actions and measures needed to build ou

We reserve all rights. Time is of the essence.

Vik Grover

CEO

Himalaya Technologies, Inc.

vik.grover@himalayatechnologies.com

(630) 708-0750

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